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                                FOLEY & LARDNER
                         3000 K Street N.W., Suite 500
                          Washington, D.C. 20007-5143

                                                                       EXHIBIT 5


                                 April 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549

         Re:      Hanger Orthopedic Group, Inc.
                  Registration Statement on Form S-4

Gentlemen:

         We are counsel to Hanger Orthopedic Group, Inc. (the "Company") and have represented the Company in connection with the Registration Statement on Form S-4 being filed by it today with the Commission (together with all exhibits thereto, the "Registration Statement"). The Registration Statement relates to an offering (the "Exchange Offer") of $200 million principal amount of the Company's registered 10 3/8% Senior Notes due 2009 (the "Registered Notes") in exchange for the Company's presently outstanding, unregistered 10 3/8% Senior Notes due 2009 (the "Unregistered Notes"). The Unregistered Notes were and the Registered Notes will be issued pursuant to an Indenture, dated as of February 15, 2002 (the "Indenture"), among the Company, certain subsidiaries of the Company and Wilmington Trust Company, as Trustee. The domestic subsidiaries of the Company (the "Guarantors") are guaranteeing the Unregistered Notes and the Registered Notes and their guarantees (the "Guarantees")are being registered under the Registration Statement.

         This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

         We have examined (1) the Certificate of Incorporation, and all amendments thereto, of the Company, certified by the Secretary of State of the State of Delaware; (2) the By-Laws of the Company, certified by the Secretary of the Company as being those currently in effect; (3) the Registration Statement;
(4) the Indenture; and (5) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.



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Securities and Exchange Commission
April 24, 2002
Page 2


         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

         2. When the Registered Notes shall have been issued in exchange for Unregistered Notes in connection with the Exchange Offer as provided in the Registration Statement, the Registered Notes thus issued will be legally issued, fully paid and non-assessable.

         3. The Guarantees of the Registered Notes, when such Guarantees are issued in accordance with the Indenture and the Registration Statement, will be legally issued and legally binding obligations of the Guarantors.

         This firm hereby consents to the reference to it under the heading "Legal Matters" appearing in the Prospectus which is part of the Registration Statement.


                                        Sincerely,



                                        Foley & Lardner